Exhibit 99.1

TITLE: Once Daily PSI-7977 plus RBV: Pegylated interferon-ALFA not required for Complete Rapid viral response in Treatment-naïve Patients with HCV GT2 or GT3

AUTHORS (FIRST NAME, LAST NAME): Edward J. Gane1, Catherine A. Stedman2, Robert H. Hyland3, Robert D. Sorensen3, William T. Symonds3, Robert Hindes3, M. Michelle Berrey3

Institutional Author(s):

INSTITUTIONS (ALL): 1. New Zealand Liver Transplant Unit, Auckland City Hospital, Auckland, New Zealand.

2. Gastroenterology Department, Christchurch Hospital, Christchurch, New Zealand.

3. Pharmasset, Inc, Princeton, NJ, United States.

ABSTRACT BODY: Background: PSI-7977, a uridine nucleotide analog, has demonstrated potent on-therapy viral kinetics in combination with pegylated-interferon and ribavirin in HCV GT 1, 2 and 3, leading to 100% SVR12 in GT 2/3 subjects after a 12 week treatment course (PROTON, EASL 2011) and as monotherapy in HCV GT1 (NUCLEAR, EASL 2011). This may be attributed to its inherent antiviral potency, a lack of pre-existing resistant HCV variants and/or no impact of IL-28b genotype. Thus, this study is designed to determine the optimal duration of pegylated-interferon alfa-2a (PEG), if any, required to achieve SVR in HCV GT2 or GT3 subjects when PSI-7977 is combined with ribavirin (RBV) for 12 weeks. Methods: Treatment-naïve non cirrhotic patients with HCV GT2 or GT3 were stratified by IL28B SNP (rs12979860) and HCV RNA and randomized to receive PSI-7977 (400 mg) plus RBV for 12 weeks, with PEG for 0, 4, 8, or 12 weeks with 10 subjects per group. Viral dynamics from interferon-containing arms are combined in this analysis through week 4.

Results: 40 patients were enrolled, mean BL HCV RNA 6.49 log10IU/mL, with 42.5% CC genotype at the IL28B SNP. At the time of abstract submission, 34 of the 40 subjects enrolled have results at Week 4, including all 10 of the PEG-free subjects. Week 4 antiviral response rates were similar in the PEG-free and PEG-containing arms as assessed by decline in HCV RNA and proportion of subjects with HCV RNA 〈LOD (15 IU/mL). A majority of subjects achieved HCV RNA 〈LOD by Wk2 (32/40) including 8/10 subjects in Cohort 1 (no PEG). All 10 subjects in Cohort 1 (no PEG) achieved RVR, as did all patients reaching Wk4 to date in Cohorts 2-4. No virologic breakthrough has been observed during the ongoing twelve week dosing period in any treatment group, during or after PEG dosing. Preliminary safety review revealed no discontinuations and no SAES to date. In Cohort 1, patients who did not receive PEG had significantly less neutropenia and thrombocytopenia, as expected, with no grade 3/4 lab events reported. Data on SVR12 and an ongoing interferon and RBV free arm will be presented. Conclusions: PSI-7977 with RBV elicited rapid declines in HCV RNA when administered with or without PEG. No viral breakthrough has been observed to date. High on-treatment response and lack of viral resistance, even in the absence of PEG, confirm the high barrier to resistance in this patient population. The potent antiviral efficacy in association with a promising safety profile, support the continued exploration of PSI-7977 with abbreviated interferon duration, as monotherapy, or with other DAA in patients with all HCV genotypes.